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                                                                    Exhibit 21.1


        SUBSIDIARIES OF DEX MEDIA WEST LLC AND DEX MEDIA WEST FINANCE CO.

Dex Media West LLC, a Delaware limited liability company, wholly-owns Dex Media West Finance Co., a Delaware corporation.